EXHIBIT 10.1

December 9, 2005

Mr. Roy C. King

19 Ridge Lane

Wilton, Connecticut 06897

Dear Roy:

We are very pleased to confirm our discussions regarding your joining Gevity as President and Chief Operating Officer as soon as practicable, but certainly before year-end. In this capacity, you will report directly to Erik Vonk, Chairman and Chief Executive Officer, and be primarily responsible for the duties and responsibilities of this position set forth below and as they may evolve over time. We have prepared the following general summary of the key terms of our offer of employment for your review.

Start Date:	On or about December 15, 2005.

Primary Duties:

Overseeing the Company’s sales and market development activities to increase geographic and vertical market share, promotion and external messaging, database development and sales resource optimization.

Overseeing the Company's service delivery functions including client lifetime value optimization, field and service centralized service and processing as well as product development.

Base Salary:	$415,000 per year payable in equal installments of $15,961.54 on the Company's normal bi-weekly payroll schedule.

Paid Time Off:	You will be eligible for a total of 216 hours of paid time off (including 4 weeks of paid vacation) during each calendar year of employment, prorated for partial years.

Cash Bonus:

Short Term Incentive - Commencing on January 1, 2006, you will participate in the Short Term Incentive Program for Executives. This program currently awards a cash bonus amount equal to 80% of your base salary actually paid to you during a calendar year at the target level of performance, 60% at threshold and 120% at superior. The actual amount of the award will be based, in part, on Mr. Vonk’s evaluation of your individual performance and contribution, as well as the overall financial performance of the Company. Of course, all bonus payments and compensation decisions regarding senior executives are subject to final approval by the Compensation Committee of the Board.

Sign-On Bonus – On the first payroll period following satisfactory completion of 90-days of employment, you shall receive a $25,000 cash payment.

Stock Options

And Restricted

Shares

:

Initial Stock Option Award – As an inducement to commence employment with Gevity, you will receive an award of non-qualified stock options to purchase 100,000 shares of the Company's common stock having a 10-year term and 4-year vesting schedule, pursuant to which 25% of such options vest on each anniversary of the date of the award, with an exercise price equal to the price per share at the close of trading on your first day of active employment. In addition, you will receive an award of 25,000 restricted shares of the Company’s common stock having a 4-year vesting schedule, pursuant to which 25% of such shares vest on each anniversary of the date of the award. Such options and restricted shares will be granted under and subject to the terms of the Company's 2005 Equity Incentive Plan.

Long Term Incentive - Commencing on January 1, 2006, you will participate in the Company’s Long Term Incentive Plan for executives that will provide you with a target equity incentive, generally in the form of a Stock Option grant, with a value equal to 120% of your base salary at the target level of performance, 90% at threshold and 180% at superior as determined by the Black-Scholes valuation method (or such subsequently adopted valuation method). The actual annual award will be recommended by Mr. Vonk to the Compensation Committee of the Board, based on the overall performance of the Company and the contribution of the disciplines under your direct control.

Benefits:

You may choose to commence coverage for you and your eligible dependents under the terms of our medical and dental plans on your first day of employment, the first of the month following 30 days of employment or the first of the month following 90 days of employment. No matter which option

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you choose, the Company’s contribution toward coverage commences on the first of the month following 90 days of employment. If you do not enroll within your first 60 days of employment, you must wait for the next annual enrollment period or qualifying event. In addition, you will be eligible to participate in our benefit plans including a 401(k) consistent with other executives of the Company. A detailed summary will be provided to you.

Relocation:

In addition to the standard items covered under the Company’s Relocation Policy and subject to the conditions set forth in the Employment Agreement and a total relocation expense limitation of $250,000, the Company will either pay or reimburse the:

•	Customary closing costs and expenses associated with the sale of your primary residence in the Wilton area (“Home”) limited to the lesser of 5% of the final sales price or $125,000;
•

Monthly interest only expense associated with the mortgage on your Home commencing after the end of the rental period set forth below and ending on the earlier of the date your Home is sold or 12 months from the date of your employment;

•

Monthly property tax expense associated with your Home commencing after the end of the rental period set forth below and ending on the earlier of the date your Home is sold or 12 months from the date of your employment;

•	6 family visits;
•	Commutation expense for you to visit your family for a period not to extend beyond 9 months from the date of your employment;
•	Packing, transportation, and, to the extent necessary, temporary storage of your belongings and household effects for a period not to exceed 12 months; and
•	Actual rental expense for a temporary residence in the Bradenton/Sarasota area for a period not to extend beyond 12 months from the date of your employment.

Change in

Control:

You will be eligible to enter into a Change in Control Severance Agreement in the form customarily used by the Company for other senior executives of the Company. Generally, the agreement provides for certain payments to you if you are terminated within a two (2) year period following a change in control of the Company. Please refer to the form of

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such agreement provided to you for the specific terms and conditions.

General

Severance:	You will be eligible to enter into an Employment Agreement which sets forth the terms and conditions that will apply to you in the event your employment is terminated for various reasons.

Indemnification

Agreement:	You will be eligible to enter into an Indemnification Agreement with the Company in the customary form of such agreement for senior executives, as the same may be amended from time to time.

As a condition of employment, the Company must be satisfied that you are not subject to any agreement or understanding that would directly or indirectly restrict your ability to perform duties for the Company. You will also need to successfully undergo a background check and drug screen prior to beginning employment. Further, as a senior executive, you will be required to qualify for registration as a "controlling person" under the various state laws that regulate the Company's business.

Please let us know whether you accept these general terms of employment, by signing in the space provided below, and returning a copy to my attention.

Roy, we believe that the position of President and Chief Operating Officer provides an excellent opportunity for you to join a strong leadership team and share in the direct responsibility for the ongoing success of an exciting, challenging, and growing company.

Our senior management and the board of directors look forward to welcoming you to the Gevity team.

Very Truly Yours,

/s/ Gregory M. Nichols
Gregory M. Nichols
Senior Vice President and General Counsel

Agreed to and Accepted by:
/s/ Roy C. King
Roy C. King

Cc:	Erik Vonk

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